EXHIBIT 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Plymouth Industrial REIT, Inc. on Form S-11 of our report dated March 8, 2018 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Plymouth Industrial REIT, Inc. as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of Plymouth Industrial REIT, Inc. for the year ended December 31, 2017.

We also consent to the incorporation by reference of a) our report dated September 26, 2017 with respect to our audit of the Combined Statements of Revenues and Certain Expenses of CS – South Bend Portfolio for the year ended December 31, 2016 b) our report dated September 26, 2017 with respect to our audit of the Combined Statements of Revenues and Certain Expenses of Shadeland Portfolio for the year ended December 31, 2016, and c) our report dated January 30, 2018 with respect to our audit of the Combined Statements of Revenues and Certain Expenses of MWG Portfolio for the year ended December 31, 2016. These reports are incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

May 21, 2018